Exhibit 99.1

Atlas Financial Holdings Announces Unaudited Third Quarter 2022 Financial Results

Chicago, Illinois (November 10, 2022) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” “Atlas” or the “Company”), a specialty insurance business with a niche market focus on the “light” commercial automobile sector, reported today its unaudited financial results for the third quarter ended September 30, 2022.

Scott D. Wollney, Atlas’ President and Chief Executive Officer, said, “Our third quarter 2022 results continue to reflect the recovery seen in our target markets and ongoing cost control initiatives undertaken due to the impact of the COVID-19 pandemic on our business. Increased demand for rides and a related improvement in driver supply resulted in a steady increase of vehicles being deployed in our target markets during the quarter in most jurisdictions in which we are operating. Commissions related to go-forward lines of business increased by 27.7% as compared to the same quarter last year.”

Third Quarter 2022 Financial Performance Summary (all comparisons to Q3 2021, unless otherwise noted)
•Commission income from go-forward taxi, livery and business auto production increased 27.7% to $760,000;
◦Including legacy business, the Company no longer writes, commission income decreased 62.9%.
•Total revenue decreased 40.0% to $1.1 million for the three months ended September 30, 2022, an increase of $100,000 as compared to the second quarter 2022.
•Loss from operating activities was $3.3 million compared to a loss from operating activities of $3.3 million, a $1.3 million improvement from the second quarter 2022.
•Net loss from continuing operations was $3.7 million, or $0.21 per common share diluted, compared to a net loss from continuing operations of $4.1 million, or $0.31 per common share diluted. This compares to a net loss of $5.0 million in the second quarter 2022.
•Net income from discontinued operations was $0, or $0.00 earnings per common share diluted, compared to net income from discontinued operations of $14,000, or $0.00 earnings per common share diluted.

Mr. Wollney continued, “We expect our operating loss to return to profitability as we continue to work towards positive cash flow from our managing agency operations. During the quarter, salaries and benefits were 18% lower than the same quarter last year and other agency-related expenses were 20% lower. We have diligently maintained our valuable infrastructure that the exceptional team at Atlas has cultivated over many years and continue to position our business for successful growth. Our Team has been focused on expanding the scope of our product offerings and risk-taking partners with the objective of reaching profitability sooner and increasing the Company’s overall ability to create value for our stakeholders.”

Revenue
As an MGA, our commission and fee income is derived from policies and premium produced on behalf of insurance carrier partners. We earn commission for the sale of first year and renewal policies from our insurance carrier partners, which are presented in our condensed consolidated statements of operations as commission income.

Commission income for the three months ended September 30, 2022 totaled $760,000 compared to $2.0 million for the three months ended September 30, 2021. The change was mainly attributed to a $165,000 increase in commission income relating to ongoing programs, a $1.0 million decrease as a result of our no longer generating

Exhibit 99.1
new paratransit business following the sale of renewal rights in November 2021, and a $419,000 decrease related to the liquidation of Global Liberty.

Atlas recorded other income of $310,000 and $1.2 million for the three months ended September 30, 2022 and 2021, respectively, and $1.4 million and $2.8 million for the nine months ended September 30, 2022 and 2021, respectively. The decrease is related primarily to a decrease in professional services revenue.

Underwriting Expenses
Acquisition costs for the three months ended September 30, 2022 were $398,000 compared to $1.1 million for the three months ended September 30, 2021, respectively, and represent commissions paid to retail agents who sell insurance policies.

Other underwriting expenses for the three months ended September 30, 2022 and 2021 were $3.6 million and $4.1 million, respectively. Offsets related to COVID-19 related federal benefits reduced expenses by approximately $450,000 during the second quarter 2021. Atypical legal and other expenses, primarily related to our previously announced senior note exchange and related activities represented approximately $413,000 of the increased expenses in the third quarter of 2022. Salary and benefits and other normal course operating expenses, excluding costs related to financing and the Company’s headquarters building which is held for sale, were $677,000 lower year-over-year. Additional information about the sale of the building is included in our 10Q.

Results of Operations
Atlas had net loss of $3.7 million and $12.9 million during the three and nine months ended September 30, 2022, respectively, compared to net loss of $4.1 million and $5.9 million during the three and nine months ended September 30, 2021, respectively. Loss per common share diluted was $0.21 and $0.77 for the three and nine months ended September 30, 2022, respectively, compared to net loss per common share diluted of $0.31 and $0.45 for the three and nine months ended September 30, 2021, respectively.

Mr. Wollney concluded, “We believe that Atlas is well positioned to build on the foundation we’ve established and will leverage our expertise and infrastructure developed over many years. We believe that both our ‘traditional’ managing agency infrastructure as well as our proprietary digital Insurtech platform, optOnTM, are valuable assets that can be scaled significantly over time to create value for our customers, partners, shareholders, and other stakeholders. The rate at which our traditional target customers continue to deploy vehicles into the market will have a significant impact on the time it takes for our business to generate positive cash flow in the near-term. Expanding our strategic relationships with risk taking insurance companies, reinsurers, and other key constituents is expected to have a significantly positive impact on future value creation as well.”

Investor Relations
Please direct any inquiries to investorrelations@atlas-fin.com or the contacts provided below. Investor materials can be found at https://www.atlas-fin.com/InvestorRelations/EarningsReleaseInfo.

Filings with the SEC
The Company’s filings, including its most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022, can be accessed through the Securities and Exchange Commission (“SEC”) database. These filings are also available in the SEC Filings section of the Company’s website at www.atlas-fin.com.

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs and limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

Exhibit 99.1
The Company’s strategy is focused on leveraging its MGA operation, AGMI, and its insurtech digital platform, optOn. For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. No forward-looking statement can be guaranteed, including, without limitation, statements regarding the Company’s anticipated ability to recapture its prior volume of business and to expand. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Relations Contact:
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Karin Daly, Vice President
847-700-8600	212-836-9623
swollney@atlas-fin.com	kdaly@equityny.com

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Financial Position

($ in ‘000s, except for share and per share data)	September 30, 2022	December 31, 2021
Assets	(unaudited)
Cash and cash equivalents	$82	$2,274
Restricted cash	1,957	3,637
Premiums receivable (net of allowance of $225 and $225)	8,748	11,397
Intangible assets, net	893	983
Property and equipment, net	1,455	2,503
Right-of-use asset	18	237
Notes receivable	—	18,017
Credit facility fee, net	—	584
Other assets	797	1,053
Assets held for sale	7,500	7,500
Total assets	$21,450	$48,185
Liabilities
Premiums payable	$10,177	$13,593
Lease liability	18	224
Due to deconsolidated affiliates	—	19,957
Notes payable, net	36,098	33,102
Other liabilities and accrued expenses	7,444	6,811
Total liabilities	$53,737	$73,687
Commitments and contingencies (see Note 7)
Shareholders' Deficit
Ordinary voting common shares, $0.003 par value, 800,000,001 shares authorized, shares issued: June 30, 2022 - 17,652,839 and December 31, 2021 - 15,052,839; shares outstanding: June 30, 2022 - 17,652,839 and December 31, 2021 - 14,797,334	$54	$45
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2022 and December 31, 2021 - 0	—	—
Additional paid-in capital	86,219	83,086
Treasury stock, at cost: 0 and 255,505 shares of ordinary voting common shares at June 30, 2022 and December 31, 2021, respectively	—	(3,000)
Retained deficit	(118,560)	(105,633)
Accumulated other comprehensive income, net of tax	—	—
Total shareholders' deficit	$(32,287)	$(25,502)
Total liabilities and shareholders' deficit	$21,450	$48,185

See accompanying Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Operations
($ in ‘000s, except for share and per share data)	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Commission income	$760	$2,046	$2,232	$5,530
Net realized gains (losses)	—	(1,475)	1	(2,940)
Other income	310	1,212	1,422	2,773
Total revenue	1,070	1,783	3,655	5,363
Acquisition costs	398	1,105	1,312	2,954
Other underwriting expenses	3,587	4,094	13,006	11,190
Amortization of intangible assets	30	98	90	293
Forgiveness of Paycheck Protection Program loan	—	—	—	(4,601)
Interest expense, net	801	556	2,174	1,639
Total expenses	4,816	5,853	16,582	11,475
Loss from operations before income taxes	(3,746)	(4,070)	(12,927)	(6,112)
Income tax benefit	—	—	—	—
Loss from continuing operations	(3,746)	(4,070)	(12,927)	(6,112)
Income from discontinued operations, net of tax	—	14	—	165
Net loss	$(3,746)	$(4,056)	$(12,927)	$(5,947)

Basic net (loss) income per share attributable to common shareholders
Continuing operations	$(0.21)	$(0.31)	$(0.77)	$(0.45)
Discontinued operations	—	—	—	0.01
Net (loss) income	$(0.21)	$(0.31)	$(0.77)	$(0.44)
Diluted net (loss) income per share attributable to common shareholders
Continuing operations	$(0.21)	$(0.31)	$(0.77)	$(0.45)
Discontinued operations	—	—	—	0.01
Net (loss) income	$(0.21)	$(0.31)	$(0.77)	$(0.44)
Basic weighted average common shares outstanding	17,652,839	12,973,964	16,781,195	13,665,609
Diluted weighted average common shares outstanding	17,652,839	12,973,964	16,781,195	13,665,609

Condensed Consolidated Statements of Comprehensive (Loss) Income
Net loss	$(3,746)	$(4,056)	$(12,927)	$(5,947)

Other comprehensive loss:
Changes in net unrealized investment gains (losses)	—	1	—	(21)
Reclassification to net loss	—	(16)	—	(175)
Other comprehensive loss	—	(15)	—	(196)
Total comprehensive loss	$(3,746)	$(4,071)	$(12,927)	$(6,143)

See accompanying Notes to Condensed Consolidated Financial Statements..